(As filed with the Securities and Exchange Commission on August 27, 2020.

Securities Act File No. 333-236645

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA FUNDS SERIES TRUST I

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

(800) 345-6611

Registrant’s Telephone Number, Including Area Code:

Christopher O. Petersen, Esq.	Ryan C. Larrenaga, Esq.
c/o Columbia Management Investment Advisers, LLC	c/o Columbia Management Investment Advisers, LLC
225 Franklin Street	225 Franklin Street
Boston, Massachusetts 02110	Boston, Massachusetts 02110
(Name and Address of Agents for Service)

With a copy to:

Deborah Bielicke Eades

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

The Combined Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, in Pre-Effective Amendment No. 1 to Registrant’s Form N-14/A (File No. 333-236645) that was declared effective with the Commission under the Securities Act of 1933, as amended, on April 16, 2020 (Accession Number 0001193125-20-105468) constitute Part A and Part B of this Post-Effective Amendment No. 1 and are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class A, Class Adv, Class C, Class Inst, Class Inst2, and Class Inst3 shares of the Columbia Small Cap Value Fund I, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinion of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST I

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15. — Indemnification

Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and may indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) under specified circumstances, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 16.	Exhibits

(1)	(a)(i) Second Amended and Restated Agreement and Declaration of Trust, dated August 10, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 16, 2005.

(1)	(a)(ii) Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on September 16, 2005.

(1)	(a)(iii) Amendment No. 2 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2017, is incorporated by reference to Post-Effective Amendment No. 313 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on January 16, 2018.

(1)	(a)(iv) Amendment No. 3 to Second Amended and Restated Agreement and Declaration of Trust, effective March 7, 2018, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on March 29, 2018.

(1)	(a)(v) Amendment No. 4 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2018, is incorporated by reference to Post-Effective Amendment No. 342 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on December 21, 2018.

(1)	(a)(vi) Amendment No. 5 to Second Amended and Restated Agreement and Declaration of Trust, effective June 12, 2019, is incorporated by reference to Post-Effective Amendment No. 351 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(6)), filed on June 21, 2019.

(1)	(a)(vii) Amendment No. 6 to Second Amended and Restated Agreement and Declaration of Trust, effective December 11, 2019, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(7)) filed on December 20, 2019.

(2)	Amended and Restated By-laws of the Registrant, effective October 20, 2015, are incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (b)), filed on December 22, 2015.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Registration Statement No. 333-236645 of the Registrant on Form N-14, filed on February 26, 2020.

(5)	Articles III and V of the Registrant’s Second Amended and Restated Declaration of Trust dated August 10, 2005 define the rights of holders of securities being registered.

(6)	(a)(i) Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, is incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 27, 2016.

(6)	(a)(ii) Schedule A and Schedule B, as of July 1, 2019, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, amended and restated as of April 25, 2016, are incorporated by reference to Post-Effective Amendment No. 353 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)(i)), filed on July 29, 2019.

(6)	(a)(iii) Form of Schedule A and Schedule B to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, amended and restated as of April 25, 2016, is incorporated by reference to Registration Statement No. 333-236645 of the Registrant on Form N-14, filed on February 26, 2020.

(6)	(b)(i) Amended and Restated Management Agreement, as of October 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, effective June 16, 2015, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 033-14954 of Columbia Funds Variable Insurance Trust on Form N-1A (Exhibit (d)(2)), filed on October 31, 2016.

(6)	(b)(ii) Schedule A and Schedule B, as of August 7, 2019, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, as of October 25, 2016, are incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(2)(i)), filed on September 3, 2019.

(6)	(c)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)), filed on May 30, 2014.

(6)	(c)(ii) Addendum, dated March 7, 2012, to the Subadvisory Agreement, dated March 7, 2012, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Multi-Manager Alternative Strategies Fund is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(1)), filed on May 30, 2014.

(6)	(c)(iii) Amendment No. 1, dated August 18, 2016 to the Subadvisory Agreement dated March 7, 2012, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Multi-Manager Directional Alternative Strategies Fund is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(ii)), filed on September 30, 2016.

(6)	(c)(iv) Amended and Restated Subadvisory Agreement, dated December 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, on behalf of Multi-Manager Alternative Strategies Fund, is incorporated by reference to Post-Effective Amendment No. 351 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(iii)), filed on June 21, 2019.

(6)	(c)(v) Amendment No. 1, as of June 12, 2019, to the Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated December 13, 2018, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(iv)), filed on September 24, 2019.

(6)	(c)(vi) Addendum, dated December 13, 2018, to the Subadvisory Agreement dated December 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC with respect to ASMF Offshore Fund, Ltd., is incorporated by reference to Post-Effective Amendment No. 351 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(iv)), filed on June 21, 2019.

(6)	(c)(vii) Addendum, dated June 12, 2019, to the Amended and Restated Subadvisory Agreement dated December 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC with respect to CMSAF2 Offshore Fund, Ltd, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(vi)), filed on September 24, 2019.

(6)	(d)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 259 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on May 16, 2016.

(6)	(d)(ii) Amendment No. 1, dated June 29, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)(i)), filed on November 27, 2018.

(6)	(d)(iii) Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(4)(ii)) filed on December 20, 2019.

(6)	(e)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013, last amended November 1, 2019, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(5)) filed on December 20, 2019.

(6)	(e)(ii) Addendum – Authorization to Enter Into Over-The-Counter And/Or Exchange Traded Derivatives between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)(1)), filed on May 30, 2014.

(6)	(f)(i) Subadvisory Agreement among Columbia Management Investment Advisers, LLC and Threadneedle International Limited, dated March 5, 2014, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on August 26, 2015.

(6)	(f)(ii) Amendment No. 1, dated December 19, 2014, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(i)), filed on August 26, 2015.

(6)	(f)(iii) Amendment No. 2, dated March 4, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(ii)), filed on August 26, 2015.

(6)	(f)(iv) Amendment No. 3, dated June 10, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(iii)), filed on August 26, 2015.

(6)	(f)(v) Amendment No. 4, dated August 17, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)(iv)), filed on April 26, 2018.

(6)	(f)(vi) Form of Amendment No. 5, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)(v)), filed on May 4, 2018.

(6)	(f)(vii) Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CMSAF1 Offshore Fund Ltd. (formerly, CAAF Offshore Fund Ltd.), a subsidiary of Columbia Multi Strategy Alternatives Fund (formerly Columbia Alternative Beta Fund), is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(vii)), filed on August 26, 2015.

(6)	(g) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Water Island Capital, LLC, dated November 7, 2019, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)) filed on December 20, 2019.

(6)	(h)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014, is incorporated by reference to Post-Effective Amendment No. 205 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(11)), filed on August 28, 2014.

(6)	(h)(ii) Amendment No. 1, dated June 1, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(11)(i)), filed on November 27, 2018.

(6)	(h)(iii) Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014 and amended June 1, 2018, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)(ii)) filed on December 20, 2019.

(6)	(i)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(12)), filed on May 30, 2014.

(6)	(i)(ii) Amendment No. 1, dated March 9, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(14)(i)), filed on April 11, 2016.

(6)	(i)(iii) Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013 and amended March 9, 2016 is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(9)(ii)) filed on December 20, 2019.

(6)	(j)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 243 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on October 26, 2015.

(6)	(j)(ii) Amendment No. 1, as of May 1, 2017, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(13)(i)), filed on April 26, 2017.

(6)	(j)(iii) Amendment No. 2, as of August 2, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(13)(ii), filed on November 27, 2018.

(6)	(k)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(15)), filed on September 30, 2016.

(6)	(k)(ii) Amendment No. 1, dated June 26, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(14)(i)), filed on November 27, 2018.

(6)	(l) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Wells Capital Management Incorporated, on behalf of Multi-Manager Directional Alternative Strategies Fund, dated November 1, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(15)), filed on November 27, 2018.

(6)	(m)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017, is incorporated by reference to Post-Effective Amendment No. 288 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on February 7, 2017.

(6)	(m)(ii) Amendment No. 1, dated May 31, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)(i)), filed on November 27, 2018.

(6)	(m)(iii) Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017 and amended May 31, 2018, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(13)(ii)) filed on December 20, 2019.

(6)	(n) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Manulife Asset Management (US) LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective September 13, 2017, is incorporated by reference to Post-Effective Amendment No. 304 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(17)), filed on September 13, 2017.

(6)	(o) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Arrowstreet Capital, Limited Partnership, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on May 4, 2018.

(6)	(p) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Baillie Gifford Overseas Limited, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(19)), filed on May 4, 2018.

(6)	(q) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Causeway Capital Management LLC, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on May 4, 2018.

(6)	(r)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective May 23, 2018, is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(21)), filed on May 23, 2018.

(6)	(r)(ii) Addendum to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective May 23, 2018, is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(21)(i)), filed on May 23, 2018.

(6)	(s) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Voya Investment Management Co. LLC, on behalf of Multi-Manager Total Return Bond Strategies Fund, dated December 6, 2018, is incorporated by reference to Post-Effective Amendment No. 339 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on December 6, 2018.

(6)	(t) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and J.P. Morgan Investment Management Inc., on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated December 19, 2018, is incorporated by reference to Post-Effective Amendment No. 341 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on December 19, 2018.

(6)	(u) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Hotchkis and Wiley Capital Management, LLC, on behalf of Multi-Manager Small Cap Equity Strategies Fund, effective February 13, 2019, is incorporated by reference to Post-Effective Amendment No. 344 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on February 13, 2019.

(6)	(v)(i) Subadvisory Agreement between Columbia Management Investment Advisers, LLC and QMA LLC, on behalf of Columbia Multi Strategy Alternatives Fund, effective September 24, 2019, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on September 24, 2019.

(6)	(v)(ii) Addendum to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and QMA LLC, on behalf of Columbia Multi Strategy Alternatives Fund, effective September 24, 2019, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)(i)), filed on September 24, 2019.

(6)	(w) Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF1 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund (formerly Columbia Alternative Beta Fund), effective July 15, 2019, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on September 24, 2019.

(6)	(x) Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF2 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(24)), filed on September 24, 2019.

(6)	(y) Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF3 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(25)), filed on September 24, 2019.

(6)	(z) Management Agreement between Columbia Management Investment Advisers, LLC and ASGM Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on December 22, 2015.

(6)	(aa) Management Agreement between Columbia Management Investment Advisers, LLC and ASMF Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on December 22, 2015.

(7)	(a)(i) Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on April 11, 2016.

(7)	(a)(ii) Restated Schedule I, effective July 1, 2019, and Schedule II to Amended and Restated Distribution Agreement by and between the Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 353 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on July 29, 2019.

(7)	(b) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(2)) filed on June 27, 2019.

(8)	Form of Deferred Compensation Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (f)), filed on May 30, 2014.

(9)	(a)(i) Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 124 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on April 29, 2011.

(9)	(a)(ii) Addendum to Master Global Custody Agreement (related to Multi-Manager Alternative Strategies Fund, Multi-Manager Total Return Bond Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Growth Strategies Fund), dated March 9, 2012 and Addendum to Master Global Custody Agreement (related to Columbia Adaptive Risk Allocation Fund), dated June 11, 2012, are incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(9)	(a)(iii) Addendum to Master Global Custody Agreement (related to Columbia Multi Strategy Alternatives Fund), dated January 15, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 27, 2015.

(9)	(a)(iv) Addendum to Master Global Custody Agreement (related to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund), dated March 18, 2015, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(4)), filed on March 24, 2015.

(9)	(a)(v) Side letter (related to the China Connect Service on behalf of Columbia Emerging Markets Fund, Columbia Greater China Fund and Columbia Pacific/Asia Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(5)), filed on March 29, 2018.

(9)	(a)(vi) Addendum to Master Global Custody Agreement (related to Multi-Manager Directional Alternative Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(6)), filed on September 30, 2016.

(9)	(a)(vii) Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio) is incorporated by reference to Post-Effective Amendment No. 308 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on October 20, 2017.

(9)	(a)(viii) Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund) is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(8)), filed on March 29, 2018.

(9)	(a)(ix) Addendum to Master Global Custody Agreement (related to Multi-Manager International Equity Strategies Fund) is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(9)), filed on May 4, 2018.

(9)	(a)(x) Addendum to Master Global Custody Agreement (related to Overseas SMA Completion Portfolio) is incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(10)), filed on September 3, 2019.

(9)	(a)(xi) Addendum to Master Global Custody Agreement (related to Multisector Bond SMA Completion Portfolio), is incorporated by reference to Post-Effective Amendment No. 364 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(11)), filed on October 25, 2019.

(9)	(a)(xii) Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(10)	(a) Amended and Restated Distribution Plan, as of August 7, 2019, is incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on September 3, 2019.

(10)	(b) Amended and Restated Shareholder Servicing Plan, as of August 7, 2019, for certain Fund share classes of the Registrant, is incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on September 3, 2019.

(10)	(c) Amended and Restated Shareholder Services Plan, as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on July 28, 2017.

(10)	(d)(i) Shareholder Servicing Plan Implementation Agreement, amended and restated as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on July 28, 2017.

(10)	(d)(ii) Restated Schedule I, effective June 14, 2017, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)(i)), filed on July 28, 2017.

(10)	(e)(i) Shareholder Servicing Plan Implementation Agreement for certain Fund share classes of the Registrant between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 113 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on November 24, 2010.

(10)	(e)(ii) Restated Schedule I, dated August 7, 2019, to Shareholder Servicing Plan Implementation Agreement, between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(5)(i)), filed on September 3, 2019.

(10)	(f) Rule 18f – 3 Multi-Class Plan, amended and restated as of July 1, 2019, is incorporated by reference to Post-Effective Amendment No. 353 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (n)), filed on July 29, 2019.

(11)	Opinion and consent of Ropes & Gray LLP as to the legality of the securities being registered, is incorporated by reference to Registration Statement No. 333-236645 of the Registrant on Form N-14, filed on February 26, 2020.

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus is filed herewith.

(13)	(a)(i) Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on April 26, 2017.

(13)	(a)(ii) Schedule A and Schedule B, effective August 7, 2019, to the Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on September 24, 2019.

(13)	(b) Form of Indemnification Agreement is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(6)), filed on March 24, 2006.

(13)	(c)(i) Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust is incorporated by reference to Post-Effective Amendment No. 264 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(4)), filed on June 29, 2016.

(13)	(c)(ii) Restated Schedule A, effective August 7, 2019, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(3)(i)), filed on September 24, 2019.

(13)	(d) Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(8)), filed on May 30, 2013.

(13)	(e) Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(13)	(f) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)	(g) Amended and Restated Credit Agreement, as of December 3, 2019, is incorporated by reference to Post-Effective Amendment No. 206 to Registration Statement No. 333-146374 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(7)), filed on December 20, 2019.

(13)	(h)(i) Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)	(h)(ii) Schedule A and Schedule B, dated July 1, 2019, are incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(8)(i)), filed on July 29, 2019.

(13)	(i)(i) Code of Ethics of Columbia Atlantic Board Funds adopted under Rule 17j-1, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on April 25, 2019.

(13)	(i)(ii) Columbia Threadneedle Global Personal Account Dealing and Code of Ethics Policy, effective December 2018, is incorporated by reference to Post-Effective Amendment No. 345 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(2)), filed on February 15, 2019.

(13)	(i)(iii) Code of Ethics of AQR Capital Management, LLC (a subadviser of Columbia Multi Strategy Alternatives Fund, Multi-Manager Alternative Strategies Fund and Multi-Manager Directional Alternative Strategies Fund), effective April 2019, is incorporated by reference to Post-Effective Amendment No. 356 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on August 27, 2019.

(13)	(i)(iv) Code of Ethics of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated August 29, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(6)(i)), filed on November 27, 2018.

(13)	(i)(v) Code of Ethics of Prudential Financial, dated January 8, 2019, is incorporated by reference to Post-Effective Amendment No. 353 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(4)(i)), filed on July 29, 2019.

(13)	(i)(vi) Personal Securities Trading Standards of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated May 3, 2019, is incorporated by reference to Post-Effective Amendment No. 366 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(4)(ii)), filed on November 27, 2019.

(13)	(i)(vii) U.S. Information Barrier Standards of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated May 3, 2019, is incorporated by reference to Post-Effective Amendment No. 356 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(4)(iii), filed on August 27, 2019.

(13)	(i)(viii) Code of Ethics of TCW Investment Management Company LLC (a subadviser of Multi-Manager Alternative Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), dated September 3, 2019, is incorporated by reference to Post-Effective Amendment No. 366 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(5)), filed on November 27, 2019.

(13)	(i)(ix) Code of Ethics of Water Island Capital, LLC (a subadviser of Multi-Manager Alternative Strategies Fund), dated January 1, 2017, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(8)), filed on April 26, 2018.

(13)	(i)(x) Code of Ethics of Conestoga Capital Advisors, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), dated January 2019, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(7)), filed on April 25, 2019.

(13)	(i)(xi) Code of Ethics of Loomis, Sayles and Company, L.P. (a subadviser of Multi-Manager Growth Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), effective January 14, 2000, as amended April 18, 2018, is incorporated by reference to Post-Effective Amendment No. 332 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on August 27, 2018.

(13)	(i)(xii) Code of Ethics of BMO Asset Management Corp. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), dated March 2018, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(9)), filed on April 25, 2019.

(13)	(i)(xiii) Code of Ethics of Boston Partners Global Investors Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective April 2019, is incorporated by reference to Post-Effective Amendment No. 356 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(10)), filed on August 27, 2019.

(13)	(i)(xiv) Code of Ethics of Wells Capital Management, Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective 2018, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on April 25, 2019.

(13)	(i)(xv) Code of Ethics of Los Angeles Capital Management and Equity Research, Inc. (a subadviser of Multi-Manager Growth Strategies Fund), effective August 27, 2019, is incorporated by reference to Post-Effective Amendment No. 366 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(12)), filed on November 27, 2019.

(13)	(i)(xvi) Code of Ethics of Manulife Asset Management (US) LLC (a subadviser of Multi-Manager Alternative Strategies Fund), effective February 2018, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(13)), filed on April 25, 2019.

(13)	(i)(xvii) Code of Ethics of Arrowstreet Capital, Limited Partnership (a subadviser of Multi-Manager International Equity Strategies Fund), effective April 1, 2019, is incorporated by reference to Post-Effective Amendment No. 356 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(14)), filed on August 27, 2019.

(13)	(i)(xviii) Code of Ethics of Baillie Gifford Overseas Limited (a subadviser of Multi-Manager International Equity Strategies Fund), effective September 2019, is incorporated by reference to Post-Effective Amendment No. 366 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(15)), filed on November 27, 2019.

(13)	(i)(xix) Code of Ethics of Causeway Capital Management LLC (a subadviser of Multi-Manager International Equity Strategies Fund), effective June 3, 2019, is incorporated by reference to Post-Effective Amendment No. 356 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(16)), filed on August 27, 2019.

(13)	(i)(xx) Code of Ethics of AlphaSimplex Group, LLC (a subadviser of Multi-Manager Alternative Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(20)), filed on May 23, 2018.

(13)	(i)(xxi) Code of Ethics of Voya Investment Management Co. LLC (a subadviser of Multi-Manager Total Return Bond Strategies Fund), effective July 1, 2019, is incorporated by reference to Post-Effective Amendment No. 366 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(18)), filed on November 27, 2019.

(13)	(i)(xxii) Code of Ethics of J.P. Morgan Investment Management Inc. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), effective February 1, 2005, last revised January 30, 2019, is incorporated by reference to Post-Effective Amendment No. 70 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(10)), filed on May 20, 2019.

(13)	(i)(xxiii) Code of Ethics of Hotchkis and Wiley Capital Management, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), as of August 15, 2017, is incorporated by reference to Post-Effective Amendment No. 344 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(21)), filed on February 13, 2019.

(13)	(i)(xxiv) Code of Ethics of QMA LLC, (a subadviser of Columbia Multi Strategy Alternatives Fund), effective January 1, 2018, is incorporated by reference to Post-Effective Amendment No. 360 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(21)), filed on September 24, 2019.

(14)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP), dated April 13, 2020, is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-236645 of the Registrant on Form N-14 (Exhibit (14)), filed on April 14, 2020.

(15)	Not applicable.

(16)	Trustees Power of Attorney to sign Registration Statement and all amendments, is incorporated by reference to Registration Statement No. 333-236645 of the Registrant on Form N-14, filed on February 26, 2020.

(17)	Not applicable.

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Minneapolis and State of Minnesota, on the 27th day of August, 2020.

COLUMBIA FUNDS SERIES TRUST I

By:	/S/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed by the following persons in the capacities indicated on the 27th day of August, 2020.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ Nancy T. Lukitsh* Nancy T. Lukitsh	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) and Senior Vice President	/s/ David M. Moffett* David M. Moffett	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer and Chief Accounting Officer (Principal Accounting Officer)	/s/ John J. Neuhauser* John J. Neuhauser	Trustee

/s/ Douglas A. Hacker* Douglas A. Hacker	Chair of the Board	/s/ Patrick J. Simpson* Patrick J. Simpson	Trustee

/s/ Janet L. Carrig* Janet L. Carrig	Trustee	/s/ William F. Truscott* William F. Truscott	Trustee

*By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen**
Attorney-in-fact

**

Executed by Christopher O. Petersen on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on February 26, 2020.

EXHIBIT INDEX

Exhibit No.	Description

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.